Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
National Medical Health Card Systems, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of National Medical Health Card Systems, Inc. and Subsidiaries (the “Company”) as of June 30, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended June 30, 2007. Our audits also included the financial statement schedule listed in the accompanying index. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of National Medical Health Card Systems, Inc. and Subsidiaries at June 30, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 2007, in conformity with United States generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of June 30, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated September 12, 2007 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

New York, New York
September 12, 2007

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,
	2007	2006
	(In thousands, except share data)

ASSETS
Current Assets:
Cash and cash equivalents	$705	$8,410
Restricted cash	19,276	4,845
Accounts receivable, net	62,465	82,365
Rebates receivable	42,417	48,911
Inventory	6,250	5,666
Deferred tax assets	1,913	2,278
Prepaid expenses and other current assets	2,758	2,623

Total current assets	135,784	155,098
Property and equipment, net	14,541	13,653
Intangible assets, net	2,551	3,013
Goodwill	99,414	99,319
Other non-current assets	799	1,070

Total Assets	$253,089	$272,153

LIABILITIES, REDEEMABLE PREFERRED EQUITY AND COMMON STOCKHOLDERS’ EQUITY
Current Liabilities:
Claims payable to pharmacies	$59,508	$88,979
Rebates payable to customers	45,668	60,953
Trade and other payables and accrued expenses	19,804	10,707
Current portion of capital lease obligations	989	16
Customer deposits payable	12,244	1,541
Other current liabilities	954	—

Total current liabilities	139,167	162,196
Capital lease obligations, less current portion	1,486	—
Other non-current liabilities	1,330	829
Deferred tax liabilities	8,780	7,784

Total liabilities	150,763	170,809

Commitments and Contingencies
Redeemable Preferred Equity:
Series A redeemable convertible preferred stock $.10 par value; 15,000,000 shares authorized, 6,956,522 issued and outstanding, aggregate liquidation preference of $111,304,352	76,813	76,338
Common Stockholders’ Equity:
Common Stock, $.001 par value, 35,000,000 shares authorized, 10,158,221 and 9,933,697 shares issued, 5,518,321 and 5,293,797 outstanding, respectively	10	10
Additional paid-in capital	133,120	126,630
Accumulated deficit	(55,738)	(49,755)
Treasury stock at cost, 4,639,900 shares	(51,879)	(51,879)

Total common stockholders’ equity	25,513	25,006

Total Liabilities, Redeemable Preferred Equity and Common Stockholders’ Equity	$253,089	$272,153

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended June 30,
	2007	2006	2005
	(In thousands, except for share data)

Revenue (excludes participant co-payments retained by the pharmacies of $249,526, $321,055 and $280,946, respectively)	$679,081	$862,853	$800,592
Cost of claims (excludes participant co-payments retained by the pharmacies of $249,526, $321,055 and $280,946, respectively)	591,766	771,487	713,883

Gross profit	87,315	91,366	86,709
Selling, general and administrative expenses	87,481	75,852	67,786

Operating (loss) income	(166)	15,514	18,923

Other income (expense):
Interest expense	(516)	(313)	(610)
Interest income	1,912	1,462	311
Other income, net (includes insurance gain of $1,702 in 2005)	60	9	1,788

	1,456	1,158	1,489

Income before provision for income taxes	1,290	16,672	20,412
Provision for income taxes	1,198	7,015	8,031

Net income	$92	$9,657	$12,381

Redeemable convertible preferred stock cash dividends	5,600	5,600	5,600
Accretion of transaction expenses	475	475	475

Net (loss) income available to common stockholders	$(5,983)	$3,582	$6,306

Earnings (loss) per common share:
Basic	$(1.10)	$0.70	$1.39
Diluted	$(1.10)	$0.67	$1.03
Weighted-average number of common shares outstanding:
Basic	5,454	5,143	4,542

Diluted	5,454	5,311	11,984

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

			Additional
	Common Stock		Paid-In	Accumulated	Treasury Stock
	Shares	Amount	Capital	Deficit	Shares	Amount	Total
	(In thousands)

Balances at June 30, 2004	8,970	$9	$104,890	$(59,643)	4,640	$(51,879)	$(6,623)
Accretion of transaction expenses related to preferred stock offering	—	—	—	(475)	—	—	(475)
Exercise of stock options	418	—	4,188	—	—	—	4,188
Shares issued related to outstanding warrants	61	—	—	—	—	—	—
Shares issued related to PPP earnout	13	—	358	—	—	—	358
Payments of redeemable convertible preferred stock cash dividends	—	—	—	(5,600)	—	—	(5,600)
Stock option income tax benefit	—	—	5,625	—	—	—	5,625
Net income	—	—	—	12,381	—	—	12,381

Balances at June 30, 2005	9,462	9	115,061	(53,337)	4,640	(51,879)	9,854
Accretion of transaction expenses related to preferred stock offering	—	—	—	(475)	—	—	(475)
Exercise of stock options	454	1	4,875	—	—	—	4,876
Shares issued related to PPP earnout	18	—	425	—	—	—	425
Payments of redeemable convertible preferred stock cash dividends	—	—	—	(5,600)	—	—	(5,600)
Stock option income tax benefit	—	—	3,029	—	—	—	3,029
Stock-based compensation	—	—	3,240	—	—	—	3,240
Net income	—	—	—	9,657	—	—	9,657

Balances at June 30, 2006	9,934	10	126,630	(49,755)	4,640	(51,879)	25,006
Accretion of transaction expenses related to preferred stock offering	—	—	—	(475)	—	—	(475)
Exercise of stock options	224	—	2,319	—	—	—	2,319
Accrual of redeemable convertible preferred stock cash dividends	—	—	—	(5,600)	—	—	(5,600)
Stock option income tax benefit	—	—	372	—	—	—	372
Stock-based compensation	—	—	3,799	—	—	—	3,799
Net income	—	—	—	92	—	—	92

Balances at June 30, 2007	10,158	$10	$133,120	$(55,738)	4,640	$(51,879)	$25,513

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended June 30,
	2007	2006	2005
	(In thousands)

Cash flows from operating activities:
Net income	$92	$9,657	$12,381
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,777	7,470	6,300
Stock-based compensation expense	3,799	3,240	—
Amortization of deferred gain	(21)	(49)	(100)
Amortization of deferred financing costs	113	112	167
Loss on disposal of capital assets	—	38	—
Loss on impairment of capital assets	657	—	—
Provision for doubtful accounts	2,080	200	651
Deferred income taxes	1,204	1,587	2,912
Excess tax benefit from exercise of stock options	(221)	(2,255)	—
Changes in assets and liabilities:
Restricted cash	(14,431)	(851)	435
Accounts receivable	17,820	20,564	(27,425)
Rebates receivable	6,494	(8,534)	488
Inventory	(584)	(1,547)	(867)
Due from affiliates	—	31	(13)
Prepaid expenses and other current assets	(135)	1,160	(3,867)
Other non-current assets	158	113	2,694
Claims payable to pharmacies	(29,471)	(27,159)	16,401
Rebates payable to customers	(15,285)	12,995	11,985
Trade and other payables and accrued expenses	8,418	(10,889)	(19,108)
Customer deposits payable	10,703	(1,389)	2,918
Income taxes payable and other current liabilities	1,483	3,284	5,289
Other non-current liabilities	522	(120)	(919)

Net cash provided by operating activities	3,172	7,658	10,322

Cash flows from investing activities:
Capital expenditures	(5,392)	(7,898)	(5,795)
Acquisition of PCN, net of cash required	—	—	3,150
Acquisition of Centrus, net of cash acquired	—	—	(1,000)
Acquisition of Inteq, net of cash acquired	—	116	(139)
Acquisition of PPP, net of cash acquired	(901)	(425)	(358)
Acquisition of MPP	(266)	—	—
Proceeds from sale of capital assets	5	185	—

Net cash used in investing activities	(6,554)	(8,022)	(4,142)

Cash flows from financing activities:
Proceeds from exercise of stock options	2,319	4,876	4,188
Proceeds from revolving credit facility	—	82,625	724,758
Repayments of revolving credit facility	—	(82,625)	(724,811)
Payments of redeemable convertible preferred stock cash dividends	(4,204)	(5,600)	(5,600)
Excess tax benefit from exercise of stock options	221	2,255	—
Deferred financing costs	—	—	(459)
Repayments of debt and capital lease obligations	(2,659)	(29)	(372)

Net cash (used in) provided by financing activities	(4,323)	1,502	(2,296)

Net (decrease) increase in cash and cash equivalents	(7,705)	1,138	3,884
Cash and cash equivalents at beginning of year	8,410	7,272	3,388

Cash and cash equivalents at end of year	$705	$8,410	$7,272

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All in thousands, except share amounts)

1.	BUSINESS AND BASIS OF PRESENTATION

National Medical Health Card Systems, Inc. (the “Company” or “NMHC”) provides comprehensive pharmacy benefit management (“PBM”) services to plan customers, which include managed care organizations, local governments, unions, corporations, health maintenance organizations (“HMO”), employers, workers’ compensation plans, third party health care plan administrators and federal and state government programs through its network of licensed pharmacies throughout the United States. The Company’s PBM services include electronic point-of-sale pharmacy claims management, retail pharmacy network management, mail service pharmacy claims management, specialty pharmacy claims management, Medicare Part D services, benefit design consultation, preferred drug management programs, drug review and analysis, consulting services, data access and reporting and information analysis. The Company owns a mail service pharmacy (“Mail Service”) and a specialty pharmacy (“Specialty Service”). In addition, the Company is a national provider of drug benefits to its customers under the federal government’s Medicare Part D program.

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents.  Cash includes currency on hand and demand deposits with banks or other financial institutions. Cash equivalents of $79 and $487 at June 30, 2007 and 2006, respectively, are comprised of highly liquid overnight investments with an initial maturity date of three months or less from the purchase date. As a result of the Company’s normal payment cycle, cash disbursement accounts carrying negative book balances of $2,667 and $11,015 (representing outstanding checks not yet presented for payment) have been reclassified to claims payables to pharmacies, rebates payable to customers, and trade and other payables and accrued expenses at June 30, 2007 and June 30, 2006, respectively. This reclassification restores balances to cash and current liabilities for liabilities to the Company’s vendors, customers and participants which have not been settled. No overdraft or unsecured short-term loan exists in relation to these negative balances.

Restricted Cash.  Restricted cash balances at June 30, 2007 and 2006 include $19,276 and $4,845, respectively, which are restricted as to their use as related to the maintenance of minimum cash balances in accordance with Ohio statute, contractual terms with customers and other customer restrictions.

In July 2006, the Company received approval from the Centers for Medicare & Medicaid Services (“CMS”) to operate as a national prescription drug plan (“PDP”) sponsor under Part D of the Medicare program through its wholly-owned subsidiary, NMHC Group Solutions Insurance, Inc. (“NMHC Group Solutions”) which commenced on January 1, 2007. As an approved PDP sponsor, NMHC Group Solutions is able to provide the PDP Medicare benefits to both individual enrollees and employer groups wishing to contract indirectly with CMS to offer a PDP to eligible members. In addition, as an approved PDP sponsor, NMHC Group Solutions is able to operate as a risk-bearing entity for individual enrollees and employer groups. Currently, NMHC Group Solutions is acting as a risk-bearing entity only for individual enrollees in its PDP and not employer groups.

In order for NMHC Group Solutions to maintain its risk-bearing licensures and continue to apply for additional licensures in the various states, it must fulfill statutory, capital and surplus requirements. NMHC Group Solutions currently maintains $5,156 in a cash account to fulfill such requirements. NMHC Group Solutions has obtained licensure in its domicile state, Delaware, and in eight additional states to operate as a risk-bearing entity under Medicare Part D. As of June 30, 2007, NMHC Group Solutions had $100 in escrow for the protection of Delaware policyholders and an additional $600 in Delaware accounts set aside to fulfill other state deposit requirements. CMS also requires that NMHC Group Solutions maintain $100 in a restricted escrow account for the benefit of policyholders to comply with insolvency requirements.

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NMHC Group Solutions does not intend to continue to provide its PDP to individual enrollees as of January 1, 2008. CMS has acknowledged NMHC Group Solutions intent to provide the PDP Medicare benefits solely to employer groups. In addition, effective January 1, 2008, NMHC Group Solutions will only be providing non-risk bearing Medicare benefits to employer groups that will directly reimburse them for any prescription drug costs. NMHC Group Solutions does not intend to offer its PDP to employer groups in instances where it could be subject to risk. This change in PDP offerings may allow NMHC Group Solutions to decrease the capital and surplus amounts maintained in its restricted cash accounts.

As of June 30, 2007, included in restricted cash is $12,244, which represents deposits from certain customers in order to satisfy liabilities to be incurred by the Company on the customer’s behalf for the adjudication of pharmacy claims.

Accounts Receivable.  Accounts receivable include billed receivables from customers and other payors, including patient accounts receivable. A portion of the Specialty Service business includes reimbursement by payors, such as insurance companies, under a medical benefit, or by Medicare or Medicaid. The gross amount of Specialty Service’s accounts receivable amounted to $2,671 and $2,292 at June 30, 2007 and June 30, 2006, respectively.

Accounts receivable are presented net of an allowance for doubtful accounts and contractual allowances of $2,337 at June 30, 2007 (which includes $52 for Specialty Service) and $2,261 at June 30, 2006. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The allowance for doubtful accounts is based on a variety of factors, including the age of the outstanding receivable and the payor’s collection history. If the financial condition of its customers were to deteriorate, resulting in an impairment of their ability to make payments, an additional allowance may be required.

Rebates.  The Company administers a rebate program through which it receives rebates and administrative fees from pharmaceutical manufacturers. Rebates earned for the administration of this program are recorded as a reduction of cost of claims and the portion of the rebate payable to customers is treated as a reduction of revenue. Rebates receivable include billed and unbilled PBM receivables from pharmaceutical manufacturers. The Company records the gross rebate receivable and the appropriate payable to the customers based on estimates, which are subject to final settlement. The estimates are based upon claims submitted and the Company’s rebate experience, and are adjusted as additional information becomes available. Upon billing the pharmaceutical manufacturer, any differences between the Company’s estimate and the actual amount of the rebate receivable are recorded to cost of claims, net of the estimated impact to the Company’s customers. Currently, some rebates are processed by a third party rebate administrator and the remaining rebates are submitted directly by the Company to the pharmaceutical manufacturers for reimbursement. Subsequent to collections from pharmaceutical manufacturers, the Company generally pays rebates to its customers on a quarterly basis, or as agreed upon with its customers. There are certain instances where the Company pays rebates to its customers on a more accelerated basis.

As of June 30, 2007 and June 30, 2006, total unbilled manufacturer receivables amounted to $24,087 and $23,459, respectively.

Inventory.  Inventory, which is located at the Company’s Mail Service and Specialty Service facilities, is primarily finished goods consisting primarily of prescription drugs and medical supplies. Inventory at the Company’s Mail Service facility is valued at the lower of the weighted average-cost method or market. Inventory at the Company’s Specialty Service facility is valued at the lower of the first-in, first-out (FIFO) cost or market.

Property and Equipment.  Property and equipment is stated at cost, less accumulated depreciation and amortization. Equipment under capital leases is recorded at the present value of the total minimum lease payments. The Company calculates depreciation using the straight-line method for assets with useful lives

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

ranging from 3 to 8 years, or with respect to equipment under capital leases and leasehold improvements, the Company amortizes them on a straight-line basis over the shorter of the lease term or the assets’ useful lives.

Internal Use Software.  The Company applies the provisions of the American Institute of Certified Public Accountants Statement of Position (“SOP”) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Under this SOP, certain costs of computer software developed or obtained for internal use are capitalized and amortized on a straight-line basis over three years. Costs for general and administrative expenses, overhead, maintenance and training, as well as the cost of software coding that does not add functionality to the existing system, are expensed as incurred. Reductions, if any, in the carrying value of capitalized software development costs to net realizable value are expensed.

During the fiscal years ended June 30, 2007 and 2006, the Company capitalized $4,812 and $3,626, respectively, of software development costs related to internal programming time. Amortization expense of these software development costs was $4,477, $1,454 and $567 for the fiscal years ended June 30, 2007, 2006 and 2005, respectively. Unamortized capitalized software development costs approximated $6,639 and $6,961 as of June 30, 2007 and 2006, respectively.

Intangible Assets.  Intangible assets of $2,551 and $3,013 at June 30, 2007 and 2006, respectively, primarily reflect the value of client relationships that arose in connection with the Company’s various business acquisitions. These intangible assets are recorded at cost and are reviewed for impairment whenever events, such as losses of significant customers or other changes in circumstances indicate that the carrying amount may not be recoverable. The Company continually assesses the useful lives of the intangible assets, taking into account historical customer turnover experience, including recent losses of customers and expected future losses, to ensure they reflect current circumstances. See Note 4, “Business Acquisitions,” for more information.

Goodwill.  Goodwill of $99,414 and $99,319 at June 30, 2007 and 2006, respectively, represents the excess acquisition costs over the fair value of the net tangible and identifiable intangible assets acquired that has been allocated to goodwill from the Company’s various business acquisitions. The balance as of June 30, 2007 and June 30, 2006 also includes a portion of the excess Ascend purchase price over the net tangible and identifiable assets acquired that has been allocated to goodwill. See Note 4, “Business Acquisitions,” for more information.

The Company tests the goodwill for impairment on an annual basis, or whenever events, such as a protracted decline in the Company’s stock price or other changes in circumstances, indicate that the carrying amount may not be recoverable, using a two-step fair-value based test. The most recent assessment of goodwill impairment for each of the designated reporting units was performed as of June 30, 2007, and the recorded goodwill was determined not to be impaired.

Impairment of Long-Lived Assets.  The Company evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of long lived assets, including other intangible assets, may warrant revision or that the remaining balance of an asset may not be recoverable. The measurement of possible impairment is based on the ability to recover the balance of assets from expected future operating cash flows on an undiscounted basis. Impairment losses, if any, would be determined based on the present value of the cash flows using discount rates that reflect the inherent risk of the underlying business.

During the fiscal year ended June 30, 2007, certain internal use software projects for which the associated costs had previously been capitalized, were cancelled. As such, the capitalized costs associated with those projects were deemed impaired and their cost of $657 was written off during the fiscal year ended June 30, 2007. The Company classifies this impairment loss within selling, general and administrative expenses of its PBM segment.

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Customer Deposits Payable.  The Company requires deposits from certain customers in order to satisfy liabilities incurred by the Company on the customer’s behalf for the adjudication of pharmacy claims. Customer deposits payable were $12,244 and $1,541 as of June 30, 2007 and 2006, respectively.

Financial Instruments.  The carrying amount of cash, accounts receivable, rebates receivable, claims payable to pharmacies, rebates payable to customers and trade and other payables and accrued expenses approximated fair values as of June 30, 2007 and June 30, 2006 due to the short-term maturities of these instruments.

Concentrations of Risks.  For the fiscal year ended June 30, 2007, 14% of the Company’s revenue was from Mohawk Valley Physicians’ Health Plan, Inc. (“MVP”), a former customer administering multiple plans, which is reported within the PBM segment. For the fiscal years ended June 30, 2006 and 2005, MVP represented 22% and 27% of the Company’s revenue, respectively.

On May 4, 2006, MVP notified the Company of its intention not to renew their contract which expired December 31, 2006.

For the fiscal year ended June 30, 2007 and 2006, 16% and 10%, respectively, of the Company’s revenue was from Boston Medical Center Health Plan, Inc. (“BMC”) another customer, which is reported within the PBM segment. Amounts due from BMC approximated $4,287 as of June 30, 2007. None of the Company’s other customers individually represented more than 10% of Company’s revenue during the fiscal years ended June 30, 2007, 2006 and 2005.

For the fiscal years ended June 30, 2007, 2006, and 2005, no pharmacy chain accounted for more than 10% of the total cost of claims.

The Company may be subject to a concentration of credit risk with certain accounts receivables, which consist of amounts owed by various governmental agencies, insurance companies and private patients. Concentration of credit risk relating to these accounts receivable is limited to some extent by the diversity and number of payors.

Financial instruments which potentially subject the Company to concentrations of credit risk are cash balances deposited in financial institutions which exceed FDIC or SIPC insurance limits. Amounts on deposit with financial institutions, which exceeded the FDIC or SIPC insurance limits at June 30, 2007 and June 30, 2006, were $59,038 and $57,914, respectively.

The Company derives a substantial portion of its Specialty Service segment revenue from the sale of specialty drugs provided by a limited number of single-source biopharmaceutical manufacturers.

Revenue Recognition.  The Company’s revenue primarily consists of sales of prescription drugs, together with any associated administrative fees, to customers and participants, either through the Company’s nationwide network of pharmacies, Mail Service or Specialty Service. The Company enters into a fee for service (per claim charges) arrangement with its customers for the payment of administrative fees. Under the fee for service arrangement, the Company is paid its contractually agreed upon rates by its customers based upon actual claims adjudicated plus a fixed transaction fee. Revenue related to the sales of prescription drugs by the Company’s nationwide network of pharmacies, Mail Service or Specialty Service is recognized when the claims are adjudicated and the prescription drugs are shipped. Claims are adjudicated at the point-of-sale using the Company’s on-line processing system. Co-payment revenue recognized during the fiscal years ended June 30, 2007, 2006 and 2005 was $16,592, $18,423 and $15,134, respectively. To date, Mail Service primarily fills prescriptions for the Company’s customers. Revenue from these intercompany sales is eliminated in consolidation. Specialty Service revenues represent revenues from the sale of primarily biopharmaceutical drugs and are reported at the net amount billed to third party payors, patients and others. For the fiscal year ended June 30, 2007, 54% of revenues from Specialty Service were from prescriptions

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

filled for the Company’s customers. Revenue from these intercompany sales was eliminated in consolidation. The remaining 46% of revenues from Specialty Service were recognized at the point of shipment.

Participant co-payments are not recorded as revenue. Under the Company’s customer contracts, the pharmacy is solely obligated to collect the co-payments from the participants. As such, the Company does not include participant co-payments to pharmacies in revenue or cost of claims. For the fiscal years ended June 30, 2007, 2006 and 2005, excluded from the Company’s revenue and cost of claims was $249,526, $321,055 and $280,946, (unaudited) respectively, of participant co-payments to pharmacies. If the above amounts were included in the Company’s operating results, its operating income and net income would not have been affected.

The Company evaluates customer contracts using the indicators of Emerging Issues Task Force (“EITF”) No. 99-19, “Reporting Gross Revenue as a Principal vs. Net as an Agent,” to determine whether the Company acts as a principal or as an agent in the fulfillment of prescriptions through the retail pharmacy network. The Company acts as a principal in most of its transactions with customers and revenues are recognized at the prescription price (ingredient cost plus dispensing fee) negotiated with customers, plus the Company’s administrative fees (“Gross Reporting”). Gross reporting is appropriate because the Company (i) has separate contractual relationships with customers and with pharmacies, (ii) is responsible to validate and economically manage a claim through its claims adjudication process, (iii) commits to set prescription prices for the pharmacy, including instructing the pharmacy as to how that price is to be settled (co-payment requirements), (iv) manages the overall prescription drug plan relationship with the patients, who are participants of customers’ plans, and (v) has credit risk for the price due from the customer. There are certain contracts in which the Company recognizes revenue on a net basis. The primary factor that leads to recognizing net revenue on these contracts is that the amount the Company earns is primarily fixed. Whether revenues are recorded on either a gross or net basis, the Company records the gross amount billed in accounts receivable and the related claims payable to pharmacies on its consolidated balance sheet.

The rebates that the Company receives from pharmaceutical manufacturers are recognized when the Company is entitled to them in accordance with the terms of the Company’s arrangements with pharmaceutical manufacturers and its third party rebate administrator, and when the amounts of the rebates are determinable. The Company’s revenue is reduced by the amount of rebates earned by the Company’s customers. For the fiscal years ended June 30, 2007, 2006 and 2005, rebates retained by the Company were $11,090, $18,501 and $18,979, respectively.

Cost of Claims.  The Company’s cost of claims includes the cost of pharmaceuticals dispensed, either directly through Mail Service, Specialty Service or indirectly through its nationwide network of pharmacies. Cost of claims also includes an offsetting credit for rebates earned from pharmaceutical manufacturers.

Earnings per Share.  The Company reports earnings per share (“EPS”) in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings per Share.” Basic EPS are computed by dividing net income (loss) available to common stockholders by the weighted average number of shares of common stock issued and outstanding during the reporting period. Diluted EPS are calculated to give effect to all potentially dilutive common shares that were outstanding during the reporting period. For the fiscal year ended June 30, 2005, the dilutive effect of outstanding options, and their equivalents, is reflected in diluted EPS by application of the treasury stock method. Under the treasury stock method, the amount the employee or director must pay for exercising the award, the amount of compensation cost for future service that the Company has not yet recognized, and the amount of tax benefit that would be recorded in additional paid-in capital when the award becomes deductible are assumed to be used to repurchase shares. United States generally accepted accounting principles require all anti-dilutive securities, including convertible preferred stock, to be excluded from the diluted earnings per share calculation. For the fiscal years ended June 30, 2007 and 2006, all of the Company’s redeemable convertible preferred stock issued to New Mountain Partners, L.P. was excluded from the diluted earnings per share calculation because their inclusion would have been anti-

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

dilutive. If the Company were to include the assumed conversion of redeemable convertible preferred stock during the fiscal years ended June 30, 2007 and 2006, 6,956,522 equivalent shares of redeemable convertible preferred stock would have been added to the basic weighted average shares outstanding to compute the diluted weighted average shares outstanding.

The following is a reconciliation of the number of weighted average shares used in the basic and diluted EPS calculation:

Year Ended June 30,	2007	2006	2005

Basic	5,454	5,143	4,542
Effect of assumed exercise of employee stock options	—	168	485
Series A preferred stock “as if converted”	—	—	6,957

Diluted	5,454	5,311	11,984

Stock-Based Compensation.  On July 1, 2005, the Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment”, (“SFAS 123R”) which requires the measurement and recognition of compensation expense for all stock-based compensation awards made to employees and directors based on estimated fair values. SFAS 123R supersedes the Company’s previous accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) for periods subsequent to June 30, 2005. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) which provides interpretative guidance in applying the provisions of SFAS 123R. The Company has applied the provisions of SAB 107 in its adoption of SFAS 123R.

The Company adopted SFAS 123R using the modified prospective transition method. In accordance with the modified prospective transition method, the Company’s consolidated financial statements for periods prior to July 1, 2005 have not been restated to reflect, and do not include, the impact of SFAS 123R as the Company did not record stock-based compensation expense related to stock options.

Stock-based compensation expense recognized under SFAS 123R for the fiscal years ended June 30, 2007 and 2006 was $3,799 and $3,240, respectively, which consisted of stock-based compensation expense related to stock options and restricted stock awards.

SFAS 123R requires companies to estimate the fair value of stock-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service period. Prior to the adoption of SFAS 123R, the Company accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB 25 as allowed under SFAS 123, “Accounting for Stock-Based Compensation.” Under the intrinsic value method, no stock-based compensation expense had been recognized because the exercise price of the Company’s stock options granted to employees and directors at least equaled the fair market value of the underlying stock at the date of grant.

In addition, SFAS 123R requires that the benefits of realized tax deductions in excess of tax benefits on stock-based compensation expense, which amounted to $221 and $2,255 for the fiscal years ended June 30, 2007 and 2006, respectively, be reported as a component of cash flows from financing activities rather than as an operating cash flow, as previously required. In accordance with SAB 107, the Company classifies stock-based compensation within selling, general and administrative expenses to correspond with the line items in which cash compensation paid to employees and directors is recorded.

Stock-based compensation expense recognized in the Company’s consolidated statement of income for the fiscal year ended June 30, 2006 includes compensation expense for stock-based payment awards granted prior to, but not yet vested as of July 1, 2005 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123. Additionally, the Company’s consolidated statement of income for the

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fiscal year ended June 30, 2007 includes compensation expense for stock-based payment awards granted subsequent to July 1, 2006 based on the grant date fair value estimated in accordance with the provisions of SFAS 123R.

As stock-based compensation expense recognized in the Company’s consolidated statements of income is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In the Company’s pro forma information required under SFAS 123 for the periods prior to fiscal 2006, the Company accounted for forfeitures as they occurred.

On November 10, 2005, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position SFAS 123(R)-3 “Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards.” The Company has elected to adopt the alternative transition method provided in the FASB Staff Position for calculating the tax effects of stock-based compensation pursuant to SFAS 123R. The alternative transition method includes simplified methods to establish the beginning balance of the additional paid-in capital pool (“APIC pool”) related to the tax effects of stock-based compensation, and to determine the subsequent impact of the APIC pool and consolidated statements of cash flows of the tax effects of stock-based compensation awards that are outstanding upon adoption of SFAS 123R.

The following table illustrates the proforma effect on net income available to common stockholders and earnings per share for the fiscal year ended June 30, 2005, which reflects results as if the Company had applied the fair value recognition provisions of SFAS 123, using the Black-Scholes model to compute the fair value of stock options granted.

Net income available to common stockholders, as reported	$6,306
Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effect applied using the provisions of SFAS 123	(2,436)

Pro forma net income available to common stockholders	$3,870

Pro forma earnings per share:
Basic — as reported	$1.39
Basic — pro forma	$0.85
Diluted — as reported	$1.03
Diluted — pro forma	$0.32

See Note 11, “Stock-Based Compensation Plans and Employee Benefit Plan,” for additional information concerning the Company’s stock-based compensation plans.

Income Taxes.  The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Deferred tax assets and liabilities are recorded based on temporary differences between the financial statement basis and the tax basis of assets and liabilities using presently enacted tax rates.

Use of Estimates.  The consolidated financial statements include certain amounts that are based on management’s best estimates and judgments. Estimates are used in determining such items as accruals for rebates receivable and payable, depreciable/useful lives, allowance for doubtful accounts, testing for impairment of goodwill and long-lived assets, stock-based compensation, income taxes, amounts recorded for contingencies and other reserves. Because of the uncertainty inherent in such estimates, actual results may differ from these estimates.

Recent Accounting Pronouncements.  In June 2006, the FASB issued FASB Interpretation Number 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 establishes a recognition threshold and measurement for income tax positions recognized in an enterprise’s financial statements in accordance with

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SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a two-step evaluation process for tax positions taken, or expected to be taken, in a tax return. The first step is recognition and the second is measurement. For recognition, an enterprise judgmentally determines whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of related appeals or litigation processes, based on the technical merits of the position. If the tax position meets the more-likely-than-not recognition threshold it is measured and recognized in the financial statements as the largest amount of tax benefit that is greater than 50% likely of being realized. If a tax position does not meet the more-likely-than-not recognition threshold, the benefit of that position is not recognized in the financial statements.

Tax positions that meet the more-likely-than-not recognition threshold at the effective date of FIN 48 may be recognized or, continue to be recognized, upon adoption of FIN 48. The cumulative effect of applying the provisions of FIN 48 will be reported as an adjustment to the opening balance of retained earnings in the fiscal year. In May 2007, the FASB issued FASB Staff Position (“FSP”) No. FIN 48-1, “Definition of Settlement in FASB Interpretation No. 48, an amendment of FASB Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes” (“FSP No. FIN 48-1”). FSP No. FIN 48-1 provides guidance on how to determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits.

The Company is currently evaluating the impact FIN 48 will have on its consolidated financial statements when it becomes effective in fiscal year 2008 and are unable, at this time, to quantify the impact, if any, to retained earnings at the time of adoption.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB No. 108”) to provide guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. Under SAB No. 108, companies should evaluate a misstatement based on its impact on the current year income statement, as well as the cumulative effect of correcting such misstatements that existed in prior years existing in the current year’s ending balance sheet. The Company adopted the provisions of SAB No. 108 during the fiscal year ended June 30, 2007. The Company’s adoption of SAB No. 108 during the fiscal year ended June 30, 2007 did not have a material impact on its consolidated financial statements.

Operating Segments.  In accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” the Company has two reportable segments, PBM and Specialty Service. See Note 10, “Segment Reporting,” for more information. Both the PBM and Specialty Service segments operate in the United States and several of its territories.

Reclassifications.  Certain prior year amounts have been reclassified to conform to the current year presentation.

3.	NEW MOUNTAIN TRANSACTION

The Company entered into an amended and restated preferred stock purchase agreement, dated as of November 26, 2003, with New Mountain Partners, L.P. (the “purchase agreement”). Pursuant to the purchase agreement, the Company agreed, subject to various conditions, to issue to New Mountain Partners a total of 6,956,522 shares of series A redeemable convertible preferred stock (the “series A preferred stock”) at a purchase price of $11.50 per share, for aggregate proceeds of approximately $80,000. On March 19, 2004, the Company completed the sale of the series A preferred stock to New Mountain Partners and used approximately $49,000 of the proceeds of the sale of the series A preferred stock to purchase, pursuant to a tender offer, 4,448,900 shares of the Company’s outstanding common stock at $11.00 per share (collectively, the “New Mountain Transaction”). Prior to the closing of the New Mountain Transaction, Bert E. Brodsky, the former chairman of the board of directors, and certain stockholders related to him, held (assuming the exercise of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

options and warrants to acquire 330,000 shares of the Company’s common stock held by Mr. Brodsky, which occurred in April 2004), in the aggregate, approximately 59% of the Company’s outstanding common stock and had agreed to tender 4,448,900 shares, or approximately 54% of the Company’s outstanding common stock, held by them, into the tender offer. No other stockholders tendered shares in the offer.

Following the completion of the tender offer, and the exercise of the options and warrants held by Mr. Brodsky, which occurred in April 2004, New Mountain Partners owned securities at March 19, 2004 that were initially convertible into approximately 64% of the Company’s issued and outstanding common stock and prior to conversion of the series A preferred stock were entitled to cast that number of votes that is equal to approximately 60% of the Company’s aggregate voting power. Following the closing of the New Mountain Transaction, New Mountain Partners was entitled to and did nominate and elect 60% of the members of the Company’s board of directors.

The Company used the remaining proceeds from the issuance and sale of the series A preferred stock of approximately $24,000, excluding expenses related to the closing of the New Mountain Transaction, for the Inteq acquisition described in Note 4 — “Business Acquisitions” and for working capital purposes.

The series A preferred stock provides for an initial annual cash dividend equal to 7% of the investment amount, which decreases to 3.5% after the fifth anniversary of issuance. The series A preferred stock is convertible into common stock at a price of $11.50 per share of common stock, or an aggregate of 6,956,522 shares of the Company’s common stock.

After March 19, 2008, if the Company’s common stock is trading at or above a stated level, and subject to the satisfaction of other conditions, the Company may, at its option, redeem shares of the series A preferred stock at a price equal to its reported value on the Company’s consolidated balance sheet plus all unpaid dividends, whether or not declared. After March 19, 2011, the Company may, at its option, redeem shares of series A preferred stock at a price equal to $11.50 per share plus all unpaid dividends, whether or not declared. After March 19, 2014, each holder of shares of series A preferred stock may require the Company to redeem all or a part of that holder’s shares of series A preferred stock at price equal to $11.50 per share plus all unpaid dividends, whether or not declared.

Subject to certain conditions, the liquidation value of the series A preferred stock is the greater of $11.50 per share plus all unpaid dividends, whether or not declared, or the amount that would be payable to a holder of the series A preferred stock if the series A preferred stock was converted into common stock immediately prior to the liquidation.

Upon the closing of the New Mountain Transaction, the Company recorded a non-recurring, non-cash charge to net income available to holders of the Company’s common stock for a beneficial conversion feature related to the series A preferred stock, which is convertible into the Company’s common stock at $11.50 per share. Such non-cash charge reflects the difference between the fair market value of the Company’s common stock on the date of the closing of the New Mountain Transaction ($24.00 per share as of March 19, 2004) and the effective conversion price of $11.29 (after deducting the closing payment of $1,450 payable to New Mountain Partners) multiplied by 6,956,522, the number of shares of the Company’s common stock into which the series A preferred stock held by New Mountain Partners is convertible. The maximum amount of the beneficial conversion feature was limited to $80,000, which was the purchase price of the series A preferred stock.

4.	BUSINESS ACQUISITIONS

Maintenance Prescriptions Programs, Inc.  In July 2006, the Company entered into an Asset Purchase Agreement with Maintenance Prescriptions Programs, Inc., a New York corporation, and certain other owners named therein (collectively “MPP”), pursuant to which the Company agreed to acquire a customer contract from MPP relating to their mail service business. The aggregate purchase price of the acquired asset was

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$355. The Company has paid the former owners of MPP $266 out of the Company’s working capital with the remainder of the purchase price due by July 31, 2008. The purchase price for this contract was allocated to intangible assets and is being amortized over three (3) years.

Pharmaceutical Care Network.  On March 7, 2005, the Company acquired all of the outstanding stock of Pharmaceutical Care Network (“PCN”), a California corporation, from the California Pharmacists Association (“CPhA”). PCN provides customary PBM services to corporations, HMO’s, insurance companies, third party administrators and union trusts. The aggregate purchase price of PCN was $13,000. In addition, the Company agreed to pay earnouts to CPhA, as additional purchase price, up to $30,000 over a three-year period if certain financial and performance targets are achieved. As of June 30, 2007, the financial and performance targets have not been achieved. The funds for the payment of the purchase price in connection with the PCN acquisition were obtained out of the Company’s working capital and JPMorgan credit facility. See Note 8, “Line of Credit” for more information.

In addition to the $13,000 purchase price for the acquisition of PCN, there was $561 of acquisition related expenses incurred by the Company. Of the $13,000, $10,500 was paid to CPhA and certain of PCN’s current and former employees who participated in its Long Term Incentive Plan, and $2,500 was deposited into escrow to secure CPhA’s obligations under the purchase agreement. All escrow amounts securing CPhA’s obligations under the purchase agreement were released in accordance with the terms of the purchase agreement. At the time of the acquisition, PCN had approximately $30,942 of assets which included $16,711 of cash, $2,734 of restricted cash, $3,204 of accounts receivable, $6,090 of rebates receivable, $1,139 of other assets and $1,064 of property and equipment. They also had approximately $27,040 of liabilities which included $26,848 of claims and accounts payable, $97 of other current liabilities and $95 of other long-term liabilities. As a result of the PCN acquisition, $2,842 of severance and exit costs were accrued with $1,213 recorded as a deferred tax asset and $1,629 recorded as additional goodwill. Of this amount, $1,349 was paid as of June 30, 2007 and $332 was offset against goodwill as various employees did not satisfy conditions to receive their originally designated severance package. The acquisition was accounted for under the purchase method of accounting and the results of PCN’s operations were included in the consolidated financial statements commencing as of the closing date of the PCN acquisition. The excess of the acquisition costs over the fair value of identifiable net assets acquired was $12,053, and consisted of the following components: “know how” and computer software valued at $870 which are being amortized over ten (10) years; customer relationships valued at $380 which are being amortized over ten (10) years; and goodwill of $10,803. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” the goodwill is not being amortized.

PCN’s operating results from March 7, 2005, the date of acquisition, through June 30, 2005, are included in the accompanying consolidated financial statements. The unaudited pro forma results of operations of the Company and PCN, assuming the PCN acquisition had occurred as of the beginning of the fiscal year presented, would have been as follows:

Year Ended
June 30, 2005

Revenue	$855,624
Net income	$10,901
Net income available to common stockholders	$4,826
Net earnings per common share:
Basic	$1.06
Diluted	$0.91
Pro forma weighted-average number of common shares outstanding:
Basic	4,542
Diluted	11,983

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The pro forma financial information above is presented for information purposes only. The pro forma adjusted net income per common share, including acquisitions, may not be indicative of actual results, primarily because pro forma earnings include historical results of operations of the acquired entity and do not reflect any cost savings or potential sales erosion that may result or may have resulted from the Company’s integration efforts.

Inteq.  On April 1, 2004, the Company entered into an Asset Purchase Agreement (the “Agreement”) with Inteq PBM, LP, a Texas limited partnership, The INTEQ-RX Group, LLP and certain other owners named therein (together with The INTEQ-RX Group, LLP, “Inteq”), pursuant to which the Company agreed to acquire certain assets of Inteq relating to their PBM business. The aggregate purchase price of Inteq was $31,500. In addition, the Company had agreed to pay earnouts to Inteq, as additional purchase price, up to $4,200 over a one-year period if certain financial and performance targets were achieved during the one-year period following the closing. The Agreement required that the Company deposit $3,000 into escrow to cover the potential earnout payments to Inteq. Of this amount, $1,024 of additional consideration was earned and released from escrow, with the balance of $1,976 being returned to the Company. Funds for the Inteq acquisition were obtained out of proceeds from the New Mountain Transaction and the JPMorgan credit facility. See Note 3, “New Mountain Transaction” and Note 8, “Line of Credit” for more information.

The purchase price for the acquired assets of Inteq was $31,500 of which $29,640 was paid in cash at closing and $1,860 was paid in the form of a promissory note. In addition, there was $702 of acquisition related expenses incurred by the Company. Of the $29,640, $24,900 was paid to Inteq and $4,740 was deposited into escrow to secure Inteq’s indemnity obligations under the Agreement. The Company did not seek any indemnifications against Inteq and therefore released the $4,740 of escrow according to the terms of the Agreement.

At the time of the acquisition, Inteq had approximately $14,200 of assets, which included $4,134 of cash, $7,938 of accounts receivable, $2,041 of rebates receivable, $47 of other assets and $40 of property and equipment. They also had approximately $11,151 of liabilities, which included $11,138 of claims and accounts payable and $13 of miscellaneous payables. The acquisition was accounted for under the purchase method of accounting and the results of Inteq’s operations were included in the consolidated financial statements commencing with the acquisition date. The excess of the acquisition costs over the fair value of identifiable net assets acquired was $29,153, and consisted of the following components: customer relationships valued at $1,800 which are being amortized over ten (10) years; and goodwill of $27,353. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” the goodwill is not being amortized.

Ascend.  On July 31, 2003, the Company entered into a Stock Purchase Agreement with Portland Professional Pharmacy (“PPRX”), Portland Professional Pharmacy Associates (“PRXA”, and together with PPRX, “Specialty”, “Specialty Service”, “PPP” or “Ascend”) and the individual shareholders (the “PPP Shareholders”) to purchase all of the shares of PPP for $3,150. PPP provides specialty-pharmacy services in a broad range of areas, including women’s health, pediatric care, men’s health and transplant. Funds for the PPP acquisition were supplied by the Company’s JPMorgan credit facility. See Note 8, “Line of Credit” for more information. The Company has positioned PPP as a preferred provider with PPP’s target markets while focusing on the extension of their specialty services to the Company’s PBM division. In addition, the Company agreed to pay earnouts to the PPP Shareholders, as additional purchase price, up to $7,000 over a three-year period if the PPP business achieved certain financial targets. At the Company’s sole discretion, as much as 50% of the $7,000 could be paid in the form of the Company’s common stock. For the first year ended July 31, 2004, $716 was earned and was settled on September 15, 2004. Of this amount, $358 was paid in cash and $358 was paid in the form of the Company’s common stock (12,650 shares at $28.30 per share). For the second year ended July 31, 2005, $850 was earned and was settled on September 15, 2005. Of this amount, $425 was paid in cash and $425 was paid in the form of the Company’s common stock (17,127 shares at $24.84 per share). For the third year ended July 31, 2006, $931 was earned and was settled on September 30,

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2006. Of this amount, $901 was paid in cash and $30 offset various legal fees paid by the Company on behalf of the former PPP Shareholders.

In addition to the $3,150 purchase price for PPP, there was $77 of acquisition related expenses incurred by the Company. At the time of the acquisition, PPP had approximately $1,664 of assets which included $177 of cash, $889 of accounts receivable, $539 of inventory, and $59 of property and equipment. PPP also had approximately $1,423 of liabilities, which included $609 of bank debt, which was paid off at closing and $814 of miscellaneous payables. The acquisition was accounted for under the purchase method of accounting and the results of PPP’s operations were included in the consolidated financial statements commencing with the acquisition date. The excess of the acquisition costs over the fair value of identifiable net assets acquired was $2,986, and consisted of the following components: (i) customer relationships valued at $295 which are being amortized over seven (7) years; (ii) employment and non-compete agreements valued at $100 each which are being amortized over four (4) years; (iii) the Portland Professional Pharmacy trade name valued at $100 which is being amortized over four (4) years; and (iv) goodwill of $2,391. From the date of acquisition through June 30, 2007, goodwill has increased by $2,497, which represents the cumulative amount of earnouts earned by PPP. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” the goodwill is not being amortized. For tax purposes the Company has made an election which will allow it to amortize the goodwill and other intangibles over fifteen years.

5.	PROPERTY AND EQUIPMENT

Property and equipment, at cost, consists of the following:

			Estimated
June 30,	2007	2006	Useful Life

Equipment	$9,830	$9,687	3 to 5 years
Software	30,305	25,906	3 to 5 years
Leasehold improvements	5,352	5,269	Term of lease
Equipment acquired under capital leases	4,002	122	Term of lease
Software acquired under capital leases	521	—	Term of lease

	50,010	40,984
Accumulated depreciation and amortization	35,469	27,331

	$14,541	$13,653

Accumulated depreciation on equipment and software acquired under capital lease obligations was $2,025 and $109 as of June 30, 2007 and 2006, respectively.

Depreciation and amortization expense on property and equipment, including equipment and software acquired under capital leases, for the fiscal years ended June 30, 2007, 2006 and 2005 was $8,960, $6,482 and $5,264, respectively.

6.	COMMITMENTS AND CONTINGENCIES

The Company leases office and warehouse space throughout the United States under various operating leases. The Company also leases pill dispensing and counting devices for use in Mail Service, as well as computer equipment for use in its various offices. Rental expense, including utilities, was $2,807, $3,070 and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$2,858 for the fiscal years ended June 30, 2007, 2006 and 2005, respectively. The future minimum aggregate rental commitments under noncancelable operating leases, excluding renewal options, are as follows:

Year Ending June 30,

2008	$3,295
2009	2,257
2010	1,396
2011	870
2012	693
Thereafter	1,314

$9,825

In addition, the Company rented two houses from Living In Style, LLC, an entity partially owned by a former executive officer of the Company and a former Chairman of the Board, which were used for out-of-town employees. Pursuant to leases dated May 1, 2002 which expired April 30, 2007, the Company paid an aggregate of $128, $147 and $140 in rent for these two facilities during the fiscal years ended June 30, 2007, 2006 and 2005, respectively. Upon their expiration, the Company did not renew the lease for these two houses.

The Company is currently involved in various legal proceedings and other disputes with third parties that arise from time to time in the ordinary course of business. The Company has considered these proceedings and disputes in determining the necessity of any reserves for losses that are probable and reasonably estimable in accordance with SFAS No. 5, “Accounting for Contingencies.” The Company’s recorded reserves are based on estimates developed with consideration given to the potential merits of claims, the range of possible settlements, advice from outside counsel, and management’s strategy with regard to the settlement of such claims or defense against such claims.

The Company has an agreement with an unrelated third party that may be risk-bearing in nature. As of June 30, 2007, the Company has not done any business in relation to this agreement.

7.	GOODWILL AND INTANGIBLE ASSETS

The following is a summary of the Company’s goodwill and other intangible assets:

	PBM(1)	Specialty(2)	Total

Goodwill:
Balance as of June 30, 2006	$94,526	$4,793	$99,319
Specialty additional consideration earned	—	95	95

Balance as of June 30, 2007	$94,526	$4,888	$99,414

	June 30, 2007			June 30, 2006
	Gross			Gross
	Carrying	Accumulated	Net Book	Carrying	Accumulated	Net Book
	Amount	Amortization	Value	Amount	Amortization	Value

Intangible assets:
PBM(1)	$7,034	$4,619	$2,415	$6,679	$3,919	$2,760
Specialty(2)	595	459	136	595	342	253

Total	$7,629	$5,078	$2,551	$7,274	$4,261	$3,013

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(1)	Primarily comprised of the excess acquisition costs over the fair value of the net tangible and identifiable assets acquired by the Company, which has been allocated to goodwill and intangible assets. The goodwill also includes any earnouts earned in conjunction with the acquisitions. The intangible assets consist primarily of customer relationships. See Note 4, “Business Acquisitions” for more information.

(2)	Represents the Specialty Service segment primarily reflecting the excess of the Ascend purchase price over the net tangible and identifiable assets acquired, which has been allocated to goodwill and intangible assets. The goodwill also includes any earnouts earned in conjunction with the acquisition. The change in goodwill from June 30, 2006 to June 30, 2007 is the result of final adjustments to the earnout in connection with the Ascend acquisition. The intangible assets consist primarily of customer relationships and employment agreements. See Note 4, “Business Acquisitions” for more information.

The weighted average useful life of all intangible assets subject to amortization is approximately 80 months for PBM acquired intangible assets and approximately 35 months for the Specialty Service acquired intangible assets. Amortization expense of intangible assets was $816, $988 and $1,037 for the fiscal years ended June 30, 2007, 2006 and 2005, respectively.

As of June 30, 2007, $82,021 of the Company’s goodwill is deductible for income tax purposes on a straight-line basis over 15 years.

Future amortization expense for intangible assets existing at June 30, 2007 is expected to be as follows during the next five fiscal years: 2008 — $471; 2009 — $466; 2010 — $357; 2011 — $309; and 2012 — $305.

8.	LINE OF CREDIT

On January 28, 2005, the Company and certain of its subsidiaries entered into a five-year $65,000 line of credit with a syndicate of commercial banks led by JPMorgan Chase Bank, N.A. (“JPMorgan”). Subject to certain conditions including the consent of the existing lenders, the line of credit (the “credit facility”) may be increased by an aggregate of $35,000.

Depending on the timing and dollar amount of each loan request, the Company will either borrow at a spread above LIBOR, the overnight Federal Funds rate or JPMorgan’s prime rate. The initial spread was 1.75% for LIBOR and Federal Funds loans and 0.75% for prime rate loans. As of June 30, 2007, the spread was 1.50% for LIBOR and Federal Funds loans and 0.50% for prime rate loans. In addition, the Company incurs a fee on the unutilized portion of its line of credit. As of June 30, 2007, this fee, as defined in the credit facility, was 0.375%.

The credit facility is secured by the Company’s consolidated assets. The credit facility requires the Company to be in compliance with financial and other covenants. The three defined financial covenants include: consolidated net worth; consolidated fixed charge ratio; and consolidated debt to EBITDA ratio. The Company was in compliance with all covenants as set forth in the credit facility as of June 30, 2007. Although the Company has a $65,000 revolving credit facility, it currently cannot borrow the full amount under this credit facility and it may be limited, or unable, to borrow under this credit facility in the future. As of June 30, 2007, the Company was able to borrow approximately $39,000 under the credit facility. If the Company is in compliance with the consolidated fixed charge ratio, it can then borrow up to 2.5 times the Company’s consolidated EBITDA for the preceding twelve months less consolidated debt, as defined in the credit facility.

As of and for the fiscal year ended June 30, 2007, the Company had no outstanding borrowings under its line of credit.

The Company has a $250 irrevocable letter of credit which the Company has granted in favor of one of its customers to secure any indemnity obligations that may arise during the term of the customer agreement.

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The irrevocable letter of credit is cancellable upon the termination of the customer agreement. As of June 30, 2007, no amounts were drawn down under this letter of credit.

9.	CAPITAL LEASE OBLIGATIONS

The Company leases office equipment and computer software under various capital leases. As a result, the present value of the remaining future minimum lease payments is recorded as a capitalized lease asset and related capital lease obligation in the accompanying consolidated balance sheet. The future minimum capital lease payments are as follows:

Year Ending June 30,

2008	$1,075
2009	823
2010	613
2011	91
2012	34

Total minimum lease payments	2,636
Amount representing interest	(161)

Present value of net minimum lease payments	2,475
Current portion	(989)

Total long-term portion	$1,486

10.	SEGMENT REPORTING

As of June 30, 2007, the Company has two reportable segments, PBM and Specialty Service. The PBM segment includes the sale of traditional prescription drugs to the Company’s customers and their participants, either through the Company’s nationwide network of pharmacies or the Company’s Mail Service pharmacy. The Specialty Service segment includes the sale of higher margin specialty pharmacy products and services for the treatment of chronic and potentially life-threatening diseases.

The chief operating decision maker assesses the Company’s performance of its operating segments through their gross profit, defined as segment revenue less segment cost of claims. Selling, general and administrative expenses are reported as corporate expenses. In addition, interest and other income and interest expense are reported within the corporate category.

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following tables present selected financial information about the Company’s reportable segments.

		Specialty	Intersegment
Year Ended June 30, 2007	PBM	Pharmacy	Elimination	Corporate	Total

Revenue	$653,485	$56,027	$(30,431)	$—	$679,081
Cost of claims	569,390	48,987	(26,611)	—	591,766

Gross profit	84,095	7,040	(3,820)	—	87,315
Selling, general and administrative expenses	—	—	—	87,481	87,481
Interest and other income	—	—	—	1,972	1,972
Interest expense	—	—	—	(516)	(516)

Income before provision for income taxes	—	—	—	—	1,290
Provision for income taxes	—	—	—	—	1,198

Net income	—	—	—	—	$92

Total identifiable assets	$243,657	$97,530	$(88,098)	—	$253,089

		Specialty	Intersegment
Year Ended June 30, 2006	PBM	Pharmacy	Elimination	Corporate	Total

Revenue	$839,991	$44,180	$(21,318)	$—	$862,853
Cost of claims	751,677	38,505	(18,695)	—	771,487

Gross profit	88,314	5,675	(2,623)	—	91,366
Selling, general and administrative expenses	—	—	—	75,852	75,852
Interest and other income	—	—	—	1,471	1,471
Interest expense	—	—	—	(313)	(313)
Income before provision for income taxes	—	—	—	—	16,672

Provision for income taxes	—	—	—	—	7,015

Net income	—	—	—	—	$9,657

Total identifiable assets	$263,274	$40,717	$(31,838)	—	$272,153

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Specialty	Intersegment
Year Ended June 30, 2005	PBM	Pharmacy	Elimination	Corporate	Total

Revenue	$781,360	$28,898	$(9,666)	$—	$800,592
Cost of claims	697,528	24,647	(8,292)	—	713,883

Gross profit	83,832	4,251	(1,374)	—	86,709
Selling, general and administrative expenses	—	—	—	67,786	67,786
Interest and other income	—	—	—	2,099	2,099
Interest expense	—	—	—	(610)	(610)

Income before provision for income taxes	—	—	—	—	20,412
Provision for income taxes	—	—	—	—	8,031

Net income	—	—	—	—	$12,381

Total identifiable assets	$276,235	$8,721	$(1,025)	—	$283,931

11.	STOCK-BASED COMPENSATION PLANS AND EMPLOYEE BENEFIT PLAN

Employee Stock Option Plan

The Company grants stock options under the 1999 Stock Option Plan, as amended (the “Plan”). Stock option grants are designed to reward employees for their long-term contributions to the Company and provide incentives for them to remain with the Company. The number and frequency of stock option grants are based on competitive practices, operating results of the Company, and government regulations.

The maximum number of shares of common stock issuable over the term of the Plan is limited to 4,850,000 shares plus an indeterminable number of shares of common stock issuable upon the exercise of “reload options.” There are no options outstanding that contain the “reload” provision. The Plan permits the granting of stock options, stock grants, stock units and stock appreciation rights to employees (including employee directors and officers) and consultants of the Company and its subsidiaries and affiliates, and non-employee directors of the Company. Options granted under the Plan have an exercise price of at least 100% of the fair market value of the underlying stock, or 110% in the case of an individual who owns more than 10% of the combined voting power of all classes of stock of the Company on the grant date. Options granted under the Plan generally vest over a three or four year period. As of June 30, 2007, there are 1,115,107 options issuable under the Plan.

Upon adoption of SFAS 123R, the Company changed its method of valuation for share-based awards granted to a lattice-binomial option-pricing model (“lattice-binomial model”) from the Black-Scholes option-pricing model (“Black-Scholes model”) which was previously used for the Company’s pro forma information required under SFAS 123. The Company’s determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the Company’s expected stock price volatility over the expected life of the awards, and actual and projected stock option exercise behaviors. Option-pricing models were developed for use in estimating the value of traded options that have no vesting or hedging restrictions and are fully transferable. Because the Company’s stock options have certain characteristics that are significantly different from traded options, and because changes in the subjective assumptions can materially affect the estimated value, in management’s opinion, the existing valuation models may not provide an accurate measure of the fair value of the Company’s stock options. Although the fair value of stock options is determined in accordance with SFAS 123R and SAB 107

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

using an option-pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.

The weighted-average fair value of stock options granted during the fiscal years ended June 30, 2007, 2006 and 2005 was $8.00, $16.78 and $16.26, respectively. The weighted-average assumptions utilized for stock options granted during the fiscal years presented below are as follows:

Year Ended June 30,	2007	2006	2005

Expected dividend yield	—	—	—
Risk-free interest rate	4.9%	5.1%	3.4%-4.4%
Expected volatility	49.7%-58.2%	54.0%-69.5%	70.8%-74.4%
Expected life (years)	5.5	5.5 - 7.0	6.9
Post-vesting terminations	1.0%	1.0%	—
Sub-optimal exercise factor	3.8	4.0	—

Summarized information related to stock option activity is as follows:

			Weighted-
			Average
			Remaining	Aggregate
	Number of	Weighted-Average	Contractual	Intrinsic
	Options	Exercise Price	Term (In Years)	Value

Outstanding at June 30, 2006	1,510,556	$22.60
Cancelled/forfeited	(522,436)	22.64
Granted	380,540	14.27
Exercised	(224,524)	10.33

Outstanding at June 30, 2007	1,144,136	$22.22	6.22	$1,204

Exercisable at June 30, 2007	484,477	$23.34	4.41	$648

The total intrinsic value of options exercised during the fiscal years ended June 30, 2007, 2006 and 2005 was $1,273, $1,389 and $6,078, respectively. The total fair value of shares vested during the fiscal years ended June 30, 2007, 2006 and 2005 was $4,332, $2,552 and $2,242, respectively. The Company expects the majority of outstanding nonvested options to vest. The total number of in-the-money options exercisable as of June 30, 2007 was 120,251.

Nonvested stock option activity for the fiscal year ended June 30, 2007 is as follows:

		Weighted-Average
	Number of	Grant Date Fair
	Options	Value

Nonvested at June 30, 2006	1,036,724	$16.27
Granted	380,540	8.00
Vested	(285,192)	15.19
Cancelled/forfeited	(472,413)	14.33

Nonvested at June 30, 2007	659,659	$11.60

As of June 30, 2007, there was $4,943 of total unrecognized compensation related to outstanding stock options. That cost is expected to be recognized over a weighted-average period of 32 months.

Pursuant to an agreement dated February 23, 2007 (“Chairman Agreement”), Thomas W. Erickson was appointed the Company’s Chairman of the Board of Directors. On March 12, 2007, the Company granted Thomas W. Erickson an option to acquire 100,000 shares of the Company’s common stock with an exercise

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

price of $14.02 per share (the closing price of the Company’s common stock on March 12, 2007). Except as specifically provided for in the stock option agreement, the option vests and becomes exercisable upon the satisfaction of the following two conditions: (i) Thomas W. Erickson shall have been a director of the Company through at least February 23, 2008 (the “First Anniversary”) or Thomas W. Erickson shall have resigned at the request of the Board of Directors or have been involuntarily terminated on or prior to the First Anniversary and (ii) a change in control (as defined in the Chairman Agreement) shall have occurred. The option immediately vests upon a change in control prior to the First Anniversary. The option expires on the tenth anniversary of the stock option agreement. This option has both service and performance conditions as defined in SFAS 123R. In accordance with the provisions of SFAS 123R, recognition of stock compensation expense will be deferred until when/or if a change of control is consummated.

Restricted Stock Grant Plan

In October 2004, the Company’s board of directors approved the adoption of the Company’s Amended and Restated 2000 Restricted Stock Grant Plan (the “Stock Grant Plan”), under which 700,000 shares of the Company’s common stock have been reserved for issuance. The Stock Grant Plan provides for the issuance of shares of restricted stock or restricted stock units that are subject to both standard restrictions on the sale or transfer of such shares and/or restrictions that the Company’s board of directors may impose, such as restrictions relating to length of service, corporate performance or other restrictions. All restricted stock and restricted stock unit awards are settled in shares of the Company’s common stock. No restricted stock units have been granted under the Stock Grant Plan.

All restricted stock awards issued under the Stock Grant Plan are valued at the closing market value of the Company’s common stock on the date of grant. The fair value of the restricted stock award is expensed on a straight-line basis over the requisite service period. During the fiscal years ended June 30, 2007 and 2006, stock-based compensation expense related to restricted stock awards was $55 and $84, respectively.

Summarized information related to restricted stock awards is as follows:

		Weighted Average	Aggregate
		Grant Date	Intrinsic
	Shares	Fair Value	Value

Outstanding at June 30, 2006	20,400	$26.99
Granted	61,330	15.02
Vested	—	—
Cancelled/forfeited	(39,190)	21.62

Outstanding at June 30, 2007	42,540	$19.75	$840

The weighted-average fair value of restricted stock awards granted during the fiscal years ended June 30, 2007 and 2006 was $15.02 and $26.99, respectively. Restricted stock was not granted during the fiscal year ended June 30, 2005. As of June 30, 2007, no restricted stock awards were converted into shares of the Company’s common stock.

As of June 30, 2007, there was $573 of total unrecognized compensation related to nonvested restricted stock awards. That cost is expected to be recognized over a weighted-average period of 40 months. During the fiscal years ended June 30, 2007 and 2006, no restricted stock awards vested. The Company expects the majority of the nonvested restricted stock awards to vest.

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Employee 401(k) Plan

The Company sponsors the National Medical Health Card Systems, Inc. 401K Employee Savings Plan (the “Plan”) to provide retirement benefits for its employees. As allowed under Section 401(k) of the Internal Revenue Code, the Plan provides tax-deferred salary contributions for eligible employees.

Employees can contribute up to 60% of their annual compensation to the Plan. Employee contributions are limited to a maximum annual amount as set periodically by the Internal Revenue Code. The Company matches employee contributions up to 100% of the first 2.5% of eligible earnings that are contributed by employees. All matching contributions vest over a five-year period. The Company’s matching contributions to the Plan totaled $460, $491 and $350 during the fiscal years ended June 30, 2007, 2006 and 2005, respectively.

In addition, the Plan provides for discretionary contributions as determined by the Company. There were no discretionary contributions made during fiscal 2007, 2006 or 2005.

12.	RELATED PARTY TRANSACTIONS

The Company received certain services from a former Chairman of the Board, James Bigl, pursuant to a consulting agreement signed at the end of his employment with the Company. James Bigl resigned as Chairman of the Board on March 13, 2006 but the consulting agreement continued until August 31, 2006. During the fiscal years ended June 30, 2007, 2006 and 2005, $21, $125 and $125 were paid under this agreement, respectively. During the fiscal year ended June 30, 2007, the Company also paid $5 of legal fees on behalf of James Bigl.

The Company had historically entered into various verbal and written agreements with Sandata Technologies, Inc. (“Sandata”) and its wholly owned subsidiaries. Bert E. Brodsky, a former Chairman of the Board of the Company, is a principal stockholder of Sandata. Sandata provides computerized data processing services and custom software and programming services.

For the fiscal year ended June 30, 2005, certain general, administrative and other expenses reflected in the consolidated financial statements include allocations of certain corporate expenses from affiliates which take into consideration personnel, estimates of the time spent to provide services or other appropriate bases. These allocations include services and expenses for information systems maintenance, financial consulting, employee benefits administration, legal communications and other miscellaneous services.

Management believes the foregoing allocations were made on a reasonable basis. Although these allocations do not necessarily represent the costs which would have been or may be incurred by the Company on a stand-alone basis, management believes that any variance in costs would not be material.

General and administrative expenses related to transactions with affiliates included in the Company’s consolidated statements of income are:

Year Ended June 30,	2007	2006	2005

Management and consulting fees(a)	$21	$125	$171
Administrative, accounting services and supplies(b)	5	—	198
Rent and utilities(c)	128	147	961

	$154	$272	$1,330

(a)	The Company incurred fees to certain other affiliated companies for various management and consulting services.

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(b)	A company affiliated by common ownership provided the Company with various administrative, legal and accounting services.

(c)	See Note 6, “Commitments and Contingencies”, for additional information regarding leases with related parties. For fiscal 2007, 2006 and 2005, the Company leased its corporate headquarters from an affiliate of Bert E. Brodsky, the Company’s former Chairman of the Board.

13.	SUPPLEMENTAL CASH FLOW INFORMATION

Year Ended June 30,	2007	2006	2005

Cash paid:
Interest	$270	$403	$567
Income taxes	$450	$1,099	$2,825

During the fiscal year ended June 30, 2007, the Company financed $89 for the acquisition of MPP through its trade payables. In addition, as of June 30, 2007, the Company financed $5,118 of capital expenditures through capital lease obligations. On July 3, 2007, the Company paid $1,396 of dividends on the series A preferred stock for the quarter ended June 30, 2007.

14.	INCOME TAXES

The Company’s provision (benefit) for federal and state income taxes consists of the following:

Year Ended June 30,	2007	2006	2005

Current:
Federal	$104	$4,474	$4,237
State	(110)	954	882

	(6)	5,428	5,119

Deferred:
Federal	1,140	1,272	1,704
State	64	315	1,208

	1,204	1,587	2,912

Total	$1,198	$7,015	$8,031

The net tax benefits from stock options was $372, $3,029 and $5,625 for the fiscal years ended June 30, 2007, 2006 and 2005, respectively, and was reflected as an increase to additional paid-in capital in the Company’s consolidated statement of stockholders’ equity.

Differences between the federal statutory rate and the Company’s effective tax rate are as follows:

Year Ended June 30,	2007	2006	2005

Federal statutory rate	34.0%	34.0%	34.0%
Stock-based compensation	45.9	3.5	—
State taxes — net of federal tax benefit	(8.2)	5.8	5.3
Permanent differences	7.6	0.5	0.6
Adjustment for prior year taxes	13.6	—	—
Other, net	—	(1.7)	(0.6)

Effective tax rate	92.9%	42.1%	39.3%

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company’s effective tax rate increased to 92.9% for the fiscal year ended June 30, 2007 as compared to 42.1% for the fiscal year ended June 30, 2006. The increase in the effective tax rate primarily resulted from lower pre-tax income combined with the effects of expensing stock options in accordance with SFAS 123R, offset by a $439 reversal of a prior state tax reserve as the related statute of limitations expired during the fiscal year ended June 30, 2007.

The tax effects of temporary differences which give rise to significant portions of deferred tax assets and liabilities at June 30, 2007 and 2006 are as follows:

June 30,	2007	2006

Allowance for doubtful accounts	$898	$833
Management severance accrual	482	—
Vacation expense accrual	193	134
Acquisition related severance and restructuring	109	448
Accrued liabilities	231	863

Net deferred tax assets	$1,913	$2,278

June 30,	2007	2006

Stock-based compensation	$1,318	$518
NOL carryforwards	362	612
Excess tax depreciation	(2,310)	(2,430)
Excess tax amortization	(8,624)	(6,612)
Accrued liabilities	474	128

Net deferred tax liabilities	$8,780	$7,784

Under SFAS No. 109, “Accounting for Income Taxes”, the Company is required to record a valuation allowance against a deferred tax asset for the future tax benefits of tax loss and tax credit carryforwards, as well as for other temporary differences, if it is more likely than not that the Company will not be able to utilize the deferred tax asset to offset future taxes. The Company evaluates the realizability of the deferred tax assets and the need for a valuation allowance on a quarterly basis. As of June 30, 2007, based on current facts and circumstances, management believes that it is more likely than not that the Company will realize benefit for its gross deferred tax assets and that a valuation allowance against its deferred tax assets is not necessary.

As of June 30, 2007, the Company had net operating loss carryforwards for state and federal income tax purposes of $10,736, varying amounts of which will expire in subsequent years through 2027.

15.	MANAGEMENT CHANGES

In May 2007, the Company took steps to execute a series of management changes which included the termination of various members of the Company’s management. As of June 30, 2007, $1,938 of one-time termination benefits were incurred in connection with these and other management changes, which is included within selling, general and administrative expenses of the PBM segment. Of this amount, $17 was paid as of June 30, 2007.

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

Allowance for Doubtful Accounts Receivable:

		Additions
	Balance at	Charged to				Balance
	Beginning	Costs and		Other		at End
Description	of Year	Expense(a)	Write-offs	Changes		of Year
	($ in thousands)

Year ended June 30, 2005	$2,312	$651	$(1,016)	$260	(b)	$2,207
Year ended June 30, 2006	$2,207	$200	$(42)	$(104	)(c)	$2,261
Year ended June 30, 2007	$2,261	$2,080	$(2,004)	—		$2,337

(a)	Charged to bad debts

(b)	Includes a $6 opening reserve balance of acquisition, a reclassification to increase Specialty Service’s accounts receivable balance by $254, and the allowance for doubtful accounts by $254. The reclassification was made to adjust the presentation of a valuation reserve that had previously been netted against the gross accounts receivable. There was no impact to net accounts receivable due to this reclassification.

(c)	Primarily includes a reclassification to increase Specialty Service’s accounts receivable balance by $150 and the allowance for doubtful accounts by $150. The reclassification was made to adjust the presentation of a valuation reserve that had previously been netted against the gross accounts receivable. There was no impact to net accounts receivable due to this reclassification.